Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Second Quarter Financial Results

Saint Paul, Minn., August 5, 2009 — Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its second quarter ended June 30, 2009.

Net income for the quarter ended June 30, 2009 was $1.2 million ($0.29 per diluted share) compared to $1.2 million ($0.30 per diluted share) for the same period in 2008. Net income for the first half of 2009 was $1.4 million ($0.35 per diluted share) compared to $2.3 million ($0.57 per diluted share) for the same period in 2008.

Revenue for the second quarter was $6.3 million compared to $6.7 million for the same period a year ago, while revenue for the first half of 2009 was $11.1 million compared to $12.6 million for the same period a year ago. Royalties were $3.4 million, the same as the second quarter of 2008 and were $5.7 million in the first half of 2009 as compared to $6.3 million in the first half of 2008. North American sales, which are sales of RTMS® in North America, were $1.7 million for the second quarter compared to $1.9 million for the same period of 2008 and were $3.1 million for the first half of 2009 as compared to $3.5 million in the first half of 2008. International sales, which include both Autoscope and RTMS sales outside of North America, were $1.2 million in the second quarter as compared to $1.4 million in the same period in 2008, and $2.3 million in the first half as compared to $2.8 million in the same period of 2008. Sales of RTMS world-wide for the quarter were $2.1 million as compared to $2.4 million in the second quarter of 2008. We acquired the RTMS family of products in December 2007.

On a non-GAAP basis, excluding intangible asset amortization net of tax, net income for the second quarter was $1.3 million ($0.32 per diluted share) and for the first half was $1.7 million ($0.41 per diluted share).

Ken Aubrey, CEO, said, “Although our Q2 results are a significant improvement over Q1, we are as yet unable to determine that we are moving past the effects of the recession.

“Our international business, which had until now demonstrated some immunity from the overall global downturn, currently shows signs of slowing. On the other hand, domestically there are indications that the market for our offerings is stabilizing, albeit at reduced levels. In light of these uncertainties, we have redoubled our efforts at operating cost containment and now expect that our overall operating costs for 2009 will be in keeping with 2008 levels.

“Notwithstanding our containment efforts, we remain committed to our manufacturing cost reduction initiatives, as well as hybrid product developments. Our every intention remains that as the effects of the recession eventually recede, we will emerge with a stronger, more diverse and better positioned product portfolio than our competitors.”

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the EIS asset purchase. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a technology company focused in infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. ISS’ industry leading computer-enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation, environmental and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 100,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and, except as may be required by law, we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2009	2008	2009	2008
Revenue
Royalties	$3,383	$3,373	$5,679	$6,265
North American sales	1,738	1,923	3,050	3,548
International sales	1,159	1,446	2,341	2,801
	6,280	6,742	11,070	12,614
Cost of revenue	911	1,406	1,678	2,608
Gross profit	5,369	5,336	9,392	10,006

Operating expenses
Selling, marketing and product support	1,921	1,660	3,551	2,993
General and administrative	803	1,015	1,778	1,903
Research and development	862	765	1,673	1,466
Amortization of intangible assets	192	192	384	384
	3,778	3,632	7,386	6,746
Income from operations	1,591	1,704	2,006	3,260
Other income, net	21	23	9	64
Income before income taxes	1,612	1,727	2,015	3,324
Income taxes	442	512	584	1,053
Net income	$1,170	$1,215	$1,431	$2,271

Basic net income per share	$0.29	$0.31	$0.36	$0.58
Diluted net income per share	$0.29	$0.30	$0.35	$0.57

Weighted shares – basic	3,985	3,929	3,985	3,929
Weighted shares – diluted	4,067	3,999	4,061	4,013

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	3,586	3,440	7,002	6,362
Non-GAAP income from operations	1,783	1,896	2,390	3,644
Other income, net	21	23	9	64
Non-GAAP income before income taxes	1,804	1,919	2,399	3,708
Non-GAAP income taxes (2)	507	577	715	1,183
Non-GAAP net income	$1,297	$1,342	$1,684	$2,525

Non-GAAP basic net income per share	$0.33	$0.34	$0.42	$0.64
Non-GAAP diluted net income per share	$0.32	$0.33	$0.41	$0.63

Notes to non-GAAP adjustments
(1) Amortization of intangible asset for period as shown above is removed
(2) Income tax expense is increased by impact of (1) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$7,556	$10,289
Investments	3,967	4,000
Receivables, net	4,856	6,620
Inventories	2,598	1,608
Prepaid expenses and deferred taxes	759	752
	19,736	23,269
Property and equipment, net	851	728
Deferred income taxes	1,575	1,575
Goodwill and intangible assets, net	10,180	10,536
	$32,342	$36,108
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,950	$2,135
Bank debt	—	3,750
EIS earnout payable	—	1,164
Income taxes payable	142	283
	2,092	7,332
Income taxes payable	248	246
Shareholders’ equity	30,002	28,530
	$32,342	$36,108

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six-Month Period Ended June 30,
	2009	2008
Operating activities
Net income	$1,431	$2,271
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	600	573
Stock option expense	180	159
Changes in operating assets and liabilities	301	(798)
Net cash provided by operating activities	2,512	2,205

Investing activities
Purchases of property and equipment, net of disposals	(340)	(188)
Payment of EIS earnout	(1,192)	—
Sales (purchases) of investments	33	(5,400)
Net cash used in investing activities	(1,499)	(5,588)

Financing activities
Proceeds from exercise of stock options	4	6
Repayment of bank debt	(3,750)	(166)
Net cash used in financing activities	(3,746)	(160)

Decrease in cash and cash equivalents	(2,733)	(3,543)
Cash and cash equivalents, beginning of period	10,289	10,876
Cash and cash equivalents, end of period	$7,556	$7,333

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